Exhibit 99.1
For Release on May 3, 2006
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS
New York, NY — May 3, 2006 - Town Sports International Holdings, Inc. (“TSI” or “the Company”), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs brands, announced its results for the quarter ended March 31, 2006.
First quarter 2006 revenue grew 10.8% to $104.0 million from $93.8 million for the same period last year. Same club revenue increased 7.6% during the first quarter compared to the prior year.
“We’re very pleased with the Company’s performance during this first quarter of 2006,” said Bob Giardina, CEO of TSI. “Our quarterly revenue has exceeded $100 million for the first time in our history. Our improvements in membership retention have contributed nicely to our same club revenue growth. We opened five clubs, and closed one club during the quarter, increasing our club count by four to 145, representing 143 wholly owned clubs and two partly-owned clubs. Of these five openings, three new multi-rec clubs opened within our Boston Sports Clubs cluster, strengthening that region. All three were greenfields, with one location in downtown Boston replacing one of our older facilities and the other two locations being in the South End district of Boston and Watertown, MA. We added a location in Hawthorne in Westchester County, NY, and re-opened one of our locations in Stamford CT, which was completely remodeled and expanded. As of March 31, 2006 we served 438,000 members, an increase of 29,000 from our December 31, 2005 member count of 409,000.”
Three Months ended March 31, 2006, Financial Highlights:
Total revenue for the first quarter grew 10.8% to $104.0 million from $93.8 million for the same period last year. The increase in revenue was driven by growth in membership revenue and ancillary club revenue.
•	Membership revenue for the first quarter grew 9.5% to $85.1 million from $77.7 million in Q1 2005.

•	Ancillary revenue for the first quarter grew 17.3% to $19.0 million from $16.2 million in Q1 2005.

•	Same club revenue increased 7.6% during the first quarter compared to the prior-year period. This increase in same club revenue is due to a 4.9% increase in membership, a 2.0% increase in price, and a 1.9% increase in ancillary revenue offset by a 1.2% decrease in initiation fee revenue recognized. As of the first quarter of 2006 the estimated average life of our memberships had increased from 24 months to 30 months. Therefore, we are now amortizing initiation fee revenue over this longer 30 month period, resulting in a $1.3 million decrease in initiation fee revenue recognized when compared to the same period in the prior year.
Total operating expenses increased by 11.1% to $93.6 million in Q1 2006 compared to $84.3 million in Q1 2005.
•	Payroll and related expenses totaled $40.9 million in Q1 2006 compared to $36.4 million in Q1 2005. This increase was attributable to a 3.6% increase in the total months of club operation from 411 to 426 as well as the following:
°	During the first quarter of 2006 our Chairman and certain employees agreed to severance packages totaling an estimated $1.6 million. The total costs of these severance packages were recorded in Q1 2006 while no such costs were incurred in Q1 2005.

°	Payroll costs directly related to our personal training, Group Exclusives, and Sports Clubs for Kids programs increased $1.3 million or 18.4%, due to increased demand for these programs.

°	Offsetting these aforementioned increases in Q1 2006 was a decrease in the amortization of deferred sales related payroll costs. The increase in the estimated average life of our memberships from 24 months to 30 months resulted in a $1.0 million reduction in amortization of deferred sales related payroll costs recognized in Q1 2006 compared to Q1 2005.
•	Club operating expenses totaled $34.5 million for Q1 2006 compared to $31.5 million in Q1 2005.
°	Rent and occupancy expenses increased $2.3 million. Rent and occupancy costs at clubs that have opened since January 1, 2005 or that are currently under construction increased $1.6 million. Also, during Q1 2006 we closed a club, and merged the membership base at this club into a nearby newly opened club. This resulted in a

$225,000 lease termination expense. The remaining $378,000 increase in rent and occupancy expenses relates to the 135 clubs that were open prior to January 1, 2005.

°	Utility costs increased $1.5 million. We saw a $350,000 increase in utilities at our clubs that we opened or acquired in 2005 and 2006. The balance of the increase is due to higher utility rates throughout the remainder of our club base.

°	These increases in club operating expenses were partially offset by a $590,000 decrease in marketing and advertising costs. We ran a marketing program in Q1 2005 and did not schedule a similar program in Q1 2006.
•	General and administrative expenses totaled $7.9 million for Q1 2006 compared to $6.7 million in Q1 2005. In the first quarter of 2006, we incurred $569,000 of costs related to the examination of strategic and financing alternatives.

•	Depreciation and amortization expenses totaled $10.4 million during Q1 2006 compared to $9.7 million in Q1 2005.

•	We have recorded an income tax provision of $1.0 million in the quarter ended March 31, 2006 compared to $126,000 in the quarter ended March 31, 2005. In the quarter ended March 31, 2006 a valuation allowance totaling $657,000 was recorded to reflect a reduction in state deferred tax assets that we believe are not more likely than not to be realized upon the completion of our planned initial public offering.
Cash flow from operations for the three months ended March 31, 2006 grew 39.8% to $34.7 million from $24.9 million from the prior year. Cash flows from operations have increased due to the increase in operating income excluding the effects of depreciation and amortization, net changes in operating assets and liabilities, including the increase in deferred revenue, and the decrease in prepaid taxes and other current assets.
EBITDA for Q1 2006 increased 7.3% to $21.2 million from $19.8 million in Q1 2005.
Adjusted EBITDA for Q1 2006 increased 18.4% to $23.7 million from $20.0 million in Q1 2005. As a percentage of total revenue, adjusted EBITDA margin was 22.8% in Q1 2006, compared to 21.3% in Q1 2005.
The Company will hold a conference call on Thursday, May 4, 2006 at 2:30 PM (Eastern) to discuss the first quarter results. Robert Giardina, chief executive officer, and Richard Pyle, chief financial officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay of the call will be available via the Company’s Website beginning at 5:00 PM (Eastern) on May 4, 2006.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of health clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 clubs and 432,000 members in the U.S. In addition, the Company operates three facilities in Switzerland with approximately 6,000 members. For more information on TSI visit www.mysportsclubs.com
Town Sports International Holdings, Inc., New York
Investor Contact:
Integrated Corporate Relations
Joseph.teklits@icrinc.com or
investor.relations@town-sports.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2005 and March 31, 2006
(All figures $’000s except share data)
(Unaudited)

	December 31,	March 31,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$51,304	$69,724
Accounts receivable (net)	7,103	7,575
Inventory	421	492
Prepaid corporate income taxes	4,518	—
Prepaid expenses and other current assets	13,907	12,616

Total current assets	77,253	90,407
Fixed assets, net	253,131	250,044
Goodwill	49,974	49,981
Intangible assets, net	741	569
Deferred tax assets, net	24,378	26,693
Deferred membership costs	11,522	13,743
Other assets	16,772	14,561

Total assets	$433,771	$445,998

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$1,267	$1,189
Accounts payable	8,333	5,054
Accrued expenses and corporate income taxes payable	31,620	29,040
Accrued interest	5,267	11,360
Deferred revenue	33,028	37,466

Total current liabilities	79,515	84,109
Long-term debt and capital lease obligations	409,895	413,788
Deferred lease liabilities	48,898	48,906
Deferred revenue	2,905	7,955
Other liabilities	8,241	7,008

Total liabilities	549,454	561,766

Commitments and contingencies

Stockholders’ deficit:
Class A voting common stock	1	1
Paid-in capital	(113,588)	(114,053)
Unearned compensation	(509)	—
Accumulated other comprehensive income (currency translation adjustment)	386	392
Accumulated deficit	(1,973)	(2,108)

Total stockholders’ deficit	(115,683)	(115,768)

Total liabilities and stockholders’ deficit	$433,771	$445,998

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2005 and 2006
(All figures $’000s)
(Unaudited)

	Three months ended
	March 31,
	2005	2006

Revenues:
Club Operations	$92,830	$102,923
Fees and other	1,016	1,104

	93,846	104,027

Operating Expenses:
Payroll and related	36,396	40,897
Club operating	31,449	34,470
General and administrative	6,677	7,861
Depreciation and amortization	9,739	10,386

	84,261	93,614

Operating Income	9,585	10,413
Interest expense	10,119	10,687
Interest income	(369)	(725)
Equity in the earnings of investees and rental income	(470)	(433)

Income before provision for corporate income taxes	305	884
Provision for corporate income taxes	126	1,019

Net income (loss)	$179	$(135)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the three months ended March 31, 2005 and 2006
(All figures $’000s)
(Unaudited)

	March 31,	March 31,
	2005	2006

Cash flows from operating activities:
Net income (loss)	$179	$(135)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	9,739	10,386
Noncash interest expense on Senior Discount Notes	3,707	4,126
Amortization of debt issuance costs	408	417
Noncash rental expense, net of noncash rental income	190	(19)
Compensation expense incurred in connection with stock options	15	43
Net change in operating assets and liabilities	13,734	22,331
Increase in deferred tax asset	(3,500)	(2,315)
Increase in deferred membership costs	(700)	(2,221)
Landlord contributions to tenant improvements	786	1,610
Increase in insurance reserves	466	495
Other	(173)	22

Total adjustments	24,672	34,875

Net cash provided by operating activities	24,851	34,740

Cash flows from investing activities:
Capital expenditures	(10,190)	(15,023)

Net cash used in investing activities	(10,190)	(15,023)

Cash flows from financing activities:
Book overdraft	—	(986)
Repurchase of common stock	(184)	—
Repayments of other borrowings	(205)	(311)

Net cash used in financing activities	(389)	(1,297)

Net increase in cash and cash equivalents	14,272	18,420
Cash and cash equivalents beginning of period	57,506	51,304

Cash and cash equivalents end of period	$71,778	$69,724

Summary of the change in certain working capital components:
Increase in accounts receivable	$(1,542)	$(2,083)
(Increase) decrease in inventory	81	(71)
Decrease in prepaid expenses and other current assets	975	4,887
Increase in accounts payable and accrued expenses	7,296	10,110
Increase in deferred revenue	6,924	9,488

Net change in certain working capital components	$13,734	$22,331

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA
For the three months ended March 31, 2005 and 2006
(All figures $’000s)
(Unaudited)

	Three months ended
	March 31,
	2005	2006	% Chg.

Net income (loss)	$179	$(135)
Provision for corporate income taxes	126	1,019
Interest expense, net of interest income	9,750	9,962
Depreciation and amortization	9,739	10,386

EBITDA	$19,794	$21,232	7.3%
Noncash rental expense, net of noncash rental income	190	(19)
Noncash compensation expense incurred in in connection with stock options	15	43
Costs incurred in connection with the examination of financing alternatives	—	569
Severance Costs	—	1,630
Lease termination expense	—	225

Adjusted EBITDA	$19,999	$23,680	18.4%

Adjusted EBITDA Margin	21.3%	22.8%
Non GAAP Financial Measures:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA provides useful information regarding our operating performance and financial condition. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) or as a measure of our profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted EBITDA is calculated by adding to or deducting from EBITDA (as defined above) certain items of income and expense consisting of: (i) noncash deferred rental expense, net of noncash deferred rental income, (ii) noncash compensation expense incurred in connection with stock options, (iii) costs incurred in connection with potential financing and business combination transactions that have not been consummated, (iv) severance and related costs and (v) lease termination expenses. We believe that the adjustment for these items is appropriate for such periods in order to provide an appropriate analysis of recent historical results. Adjusted EBITDA is presented because we believe it provides useful information regarding our operating performance and financial condition. Adjusted EBITDA is substantially similar to a metric used by our lenders when assessing our compliance with debt covenants. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows or other consolidated income (loss) or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. Additionally, investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of consolidated revenue.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside our control, including the level of market demand for our services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company. The information contained herein represents management’s best judgment as of the date hereof based on information currently available. However, we do not intend to update this information to reflect development or information obtained after the date hereof and we disclaim any legal obligation to the contrary.